CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered Debt Securities	Maximum Aggregate Offering Price $50,000,000	Amount of Registration Fee(1) $1535.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

JPMorgan Chase Notes

PRICING SUPPLEMENT 125
Pricing Supplement No 125 dated November 15, 2007 (to Prospectus Supplement dated November 1, 2007 and Prospectus dated October 16, 2007	Filed Pursuant to Rule 424(b)(3) Registration No. 333-146731 CUSIP # 46627B FB2

Lead Agent: J.P. Morgan Securities Inc.

Agent: Edward D. Jones & Co. LP

Original Issue Date: November 16, 2007

Stated Maturity Date: November 15, 2037
Aggregate Principal Amount	Price to Public	Agents' Concession	Lead Agent's Concession	Re-allowance (if any)	Net Proceeds to Issuer
$50,000,000	100%	3.00%	3.25%	PAR	$48,375,000
[ ]	JPMorgan Chase Senior Notes, Series G
[X]	JPMorgan Chase Subordinated Notes, Series B
[X]	Fixed Rate Note: 6.25%
Interest will be computed on the basis of:
[ ]	the actual number of days elapsed in a year of 360 days
[X]	a 360-day year of twelve 30-day months
[ ]	Other
[ ]	Floating Rate Note:
[ ]	CD
[ ]	Commercial Paper Rate
[ ]	Federal Funds Rate
[ ]	LIBOR
[ ]	Treasury Rate
[ ]	Prime Rate
[ ]	CMT Rate

The interest factor for each day will be computed by dividing the interest rate in effect on that day by:
[ ]	the actual number of days in the year
[ ]	360
[ ]	Other

Index Maturity: N/A

Annual Interest Rate: N/A

Frequency of Changes in Interest Rate:
[ ] Weekly	[ ] Monthly	[ ] Daily
[ ] Semi-annually	[ ] Annually	[ ] Quarterly

Interest Payment Dates:

Monthly on the 15th or next good business day, beginning December 15, 2007, using the following unadjusted business day convention.

Interest Determination Dates: N/A

Interest Reset Dates: N/A

Spread (+/-): N/A

Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Survivor's Option: No

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes: November 15, 2012
[ ]	The Note may not be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co.
[X]

The Note may be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, on November 15, 2012, or:

[  ] any interest payment day thereafter

[X] any good business day thereafter

Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

[ ]	The holder of the Note may not elect repayment of the Notes by JPMorgan Chase & Co. prior to the Stated Maturity Date.
[ ]

The holder of the Note may elect repayment of the Note by JPMorgan Chase & Co. prior to the Stated Maturity Date in whole or in part at a price equal to ____% of the principal amount being repaid, on ____________, or:

[  ] any interest payment day thereafter

[  ] any good business day thereafter

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.